Exhibit 99.1

Sonic Automotive, Inc.

Results of Operations (Unaudited)

	Three Months Ended March 31, 2016
		Income (Loss)		Income (Loss)
		From Continuing		From Discontinued
		Operations		Operations		Net Income (Loss)
	Weighted		Per		Per		Per
	Average		Share		Share		Share
	Shares	Amount	Amount	Amount	Amount	Amount	Amount
	(In thousands, except per share amounts)
Reported:
Earnings (loss) and shares	46,950	$14,464		$160		$14,624
Effect of participating securities:
Non-vested restricted stock		(6)		—		(6)

Basic earnings (loss) and shares	46,950	$14,458	$0.31	$160	$—	$14,618	$0.31
Effect of dilutive securities:
Stock compensation plans	172

Diluted earnings (loss) and shares	47,122	$14,458	$0.31	$160	$—	$14,618	$0.31

Adjustments (net of tax):
Storm damage and other		$3,698	$0.08	$(320)	$(0.01)	$3,378	$0.07

Total adjustments		$3,698	$0.08	$(320)	$(0.01)	$3,378	$0.07

Adjusted:
Earnings (loss) and diluted earnings (loss) per share (1)		$18,162	$0.39	$(160)	$(0.01)	$18,002	$0.38

(1)	Net loss attributable to EchoPark® operations was $0.05 per fully diluted share in the three months ended March 31, 2016.

	Reported Three Months Ended March 31, 2016	Forecast Three Months Ending March 31, 2017
		Low	High
	(In thousands, except per share amounts)
Diluted earnings per share from continuing operations	$0.31	$0.22	$0.26
Net income	$14,624	$9,876	$11,672
Non-floor plan interest expense	11,910	12,018	13,018
Depreciation and amortization	22,220	24,155	25,155
Income tax expense	9,271	6,381	7,541
(Gain) loss on disposal of dealerships	48	—	—
(Gain) loss on exit of leased dealerships	(409)	87	287

Adjusted EBITDA	$57,664	$52,517	$57,673